EXHIBIT 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”) is entered into between Michelle Hoffman (“Employee”) and The Buckle, Inc., including its past and present agents, directors, officers, employees, principals, shareholders, suppliers, customers, attorneys, insurers, representatives, parents, affiliates, subsidiaries, successors, and assigns, whether individually or jointly (collectively referred to in this Agreement as the “Employer” or “Company”). Each of Employee and Employer may be referred to in this Agreement, whether together, as in the case of two references, or singularly, as a “Party” or the “Parties” as context may require.

1.Last Day of Employment. Employee’s employment with Employer will end on February 13, 2026 (such day, the “Last Workday”).

2.Insurance. After the Last Workday, if Employee is currently covered by Company’s group health insurance plans, Employee will be eligible to elect to continue group medical and dental coverage at Employee’s own expense for a period of up to eighteen months subject to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Employee has participated in the Company’s Health Care Flexible Spending Account program, Employee will have until the end of the current calendar year to submit for reimbursement any qualifying expenses incurred prior to the Last Workday. Employee’s participation in any of Company’s employee benefit plans will remain subject to the terms of the applicable plans. Employee will receive from Company’s COBRA Administrator further information regarding Employee’s COBRA rights.

3.Payment of Wages. Without regard to whether Employee signs this Agreement, Employee will be paid on the next regular payroll date following the Last Workday: all wages earned through the Last Workday. Nothing in this Agreement shall be deemed to limit or affect, or in any way diminish or prevent Employee from receiving any vested benefits, or rights Employee has or is entitled to, if any, under any benefit plans in accordance with the terms and conditions of those plans, including the following:

(i)the Company’s 2025 Management Incentive Plan, which will be paid in April 2026 in accordance with past practice;
(ii)the Buckle 401(k) Plan (“Company 401(k) Plan”) and the Company’s Deferred Compensation Plan Amended and Restated effective July 1, 2023 (the “NQDCP”) match funded pursuant to normal practice in April 2026;
(iii)the NQDCP;
(iv)the Company’s Amended and Restated 2005 Restricted Stock Plan and related Award Agreements issued thereunder; and
(v)the Company’s 2023 Employee Restricted Stock Plan and related Award Agreements issued thereunder.

Subject to the execution of and non-revocation of this Agreement, the Parties agree that any remaining and outstanding stock previously awarded to Employee pursuant to (iv) and (v) will immediately vest pursuant to the terms of those Plans and related Award Agreements. Employee acknowledges that performance-based restricted stock awarded to Employee for fiscal year 2025 will not be certified until March 2026, at which time such shares shall vest according to such certification by the Company’s Compensation Committee and be issued in April 2026, consistent with normal practice. For avoidance of doubt, the Parties acknowledge that Employee is fully vested in all Company contributions attributable to Employee in the NQDCP and the Company 401(k) Plan.

4.Expenses. Employee will file all outstanding expense reports reflecting any and all expenses Employee alleges were incurred on behalf of Employer no later than two weeks after the Last Workday. Such expense reports will be promptly reviewed by Employer and paid under its normal reimbursement policies and procedures.

5.Separation Benefits. In consideration for Employee’s execution of, non-revocation of, and compliance with this Agreement, including the waiver and release of claims contained herein, and provided Employee executes this Agreement no earlier than the Last Workday, Employer agrees to provide the benefits outlined on Exhibit A attached hereto.

6.Tax Acknowledgement and Indemnification.  Employee understands and agrees that neither Employer nor Employer’s attorneys or other representatives are providing any tax or legal advice to the Employee and that no representation is made regarding any tax obligations or consequences, if any, arising out of or related to this Agreement. Employee will be exclusively responsible for the payment of federal and state taxes which may be due as the result of the consideration paid under this Agreement.  Employee agrees to fully indemnify and hold harmless Employer from payment of any taxes, interest, and penalties that may be required by any governmental agency at any time as the result of payment or allocation of the consideration set forth herein, unless the taxes, interest, and penalties resulted from Employer’s failure to withhold or pay withholdings correctly related to the amount designated above as being reported on a Form W-2.

7.Continuing Cooperation.

a.During the six months following the Last Workday, Employee agrees that she will be available by phone and/or email to assist with periodic transition questions which may arise. Employee will not be required to travel to the Company to provide this assistance. Employee will make best efforts to provide this transition assistance in a timely manner following a Company request. Employee understands and agrees that Employee will not receive any additional compensation for providing this assistance for a six-month period following the Last Workday. Thereafter, Employer, at the written request of Dennis Nelson, will compensate Employee at her regular hourly rate. Employee further agrees that during the six months following the Last Workday, Employee will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Employee was involved during her employment with the Company. Employer agrees to reimburse Employee for expenses reasonably incurred as a result of this cooperation. Employee shall render such cooperation in a timely manner on reasonable notice from Company.

b.Employee further agrees to sign, execute, deliver, and otherwise cooperate in completing any and all documentation that may be necessary or reasonably requested to effectuate the terms and conditions of this Agreement.

c.For the avoidance of doubt, this Agreement does not prevent Employee from reporting possible securities law violations to the Securities Exchange Commission (“SEC”) or any other federal or state regulatory authority.

8.Opportunity to Review, Method of Acceptance, and Effective Date.

a.EMPLOYEE EXPRESSLY ACKNOWLEDGES THAT EMPLOYER ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

b.Employee further acknowledges that Employer has provided up to twenty-one (21) days in which to consider the terms of this Agreement, prior to signing the same. To accept this Agreement, Employee must provide a copy of the Agreement with Employee’s signature so that it is received by Brady Fritz at Brady.Fritz@Buckle.com or by mail to The Buckle, Inc., 2407 West 24th Street, Kearney, NE 68845; Attention Brady Fritz on or before the twenty-first (21st) calendar day following the presentment of this Agreement to Employee. However, in no event may Employee sign this Agreement prior to the Last Workday and if Employee does so, this Agreement will not be valid.

b.Employee understands that Employee has the right to revoke this Agreement within seven (7) days after its execution, and the Agreement will not become effective or enforceable until after this revocation period has expired. If Employee chooses to revoke this Agreement, Employee must provide a written revocation notice to Brady Fritz at Brady.Fritz@Buckle.com or by mail to The Buckle, Inc., 2407 West 24th Street, Kearney, NE 68845; Attention Brady Fritz so that it is received on or before the seventh (7th) calendar day following Employee’s execution of the Agreement.

c.Given the opportunity to review and revoke, this Agreement shall not become effective until the eighth (8th) day after Employee executes this Agreement or on the date it is signed by Employer, whichever occurs later. Such date shall be the Effective Date of this Agreement.

9.General Release and Waiver of Claims.

a.As a material inducement to Employer to enter into this Agreement, Employee hereby waives, releases, settles, acquits, and forever discharges Employer of and from any and all claims, actions, causes of action, rights, demands, debts, damages (including attorney’s fees), grievances or any action of whatsoever nature, known or unknown, that Employee may now have or has ever had against Employer for any wrongful, unlawful or unfair act or omission alleged to have occurred up to and including the date Employee executes this Agreement. Employee expressly acknowledges that this release of liability includes Employee’s release and discharge of any and all claims Employee may have against Employer including all claims arising under the common law or under federal, state or local statute, law or regulation, including, but not limited to:

i.Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Pregnant Workers Fairness Act (PWFA), the Family Medical Leave Act (FMLA), the Employment Retirement Income Security Act (ERISA) (including claims for retaliation under Section 510 of ERISA), the Fair Labor Standards Act (FLSA), the Nebraska Fair Employment Practice Act (Neb. Rev. Stat. § § 48-1101 to 48-1125), the Wage Payment and Collection Act (Neb. Rev. St. §§ 48-1228 to 48-1236), Nebraska privacy laws (Neb. Rev. St. §§ 20-201 to 20-211 and 25-840.01), Nebraska drug and alcohol testing laws (Neb. Rev. St. §§ 48-1901 to 48-1910), Nebraska state military leave laws (Neb. Rev. St. §§ 55-160 to 55-166 and 55-501 to 55-507), Nebraska leave laws, including voting, election worker, volunteer emergency responder, jury duty leave, and adoptive parent leave (Neb. Rev. St. §§ 25-1674, 32-241, 32-922, 35-1403, and 48-234); Nebraska equal pay laws (Neb. Rev. St. §§ 48-1219 to 48-1227.01); the Kansas Act Against Discrimination (Kan. Stat. §§ 44-1001 to 44-1013), the Kansas Age Discrimination in Employment Act (Kan. Stat. §§ 44-1111 to 44-1121), the Kansas Minimum Wage and Maximum Hours Law (Kan. Stat. §§ 44-1201 to 44-1213), Discrimination Against Military Personnel Act (Kan. Stat. §§ 44-1125 to 44-1128), and Discrimination Against Employees who are Victims of Domestic Violence or Sexual Assault (Kan. Stat. §§ 44-1131 to 44-1133) all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

ii.any and all claims arising under tort, contract, or quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, violation of biometric privacy laws, nonphysical injury, personal injury or sickness, or any other harm, wrongful or retaliatory discharge, fraud, defamation, false imprisonment, negligent or intentional infliction of emotional distress, and violation of public policy; and

iii.any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees and costs, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

b.Employee acknowledges that any work in connection with Employer belongs exclusively to Employer and releases any and all claims to the same.

c.This general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) claims that cannot be waived by law, such as claims for disputed wages, unemployment benefit rights and workers’ compensation; (B) any right to file an unfair labor practice (ULP) charge under the National Labor Relations Act or participate or assist in proceedings before the National Labor Relations Board (NLRB); and (C) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

d.This general release and waiver of claims also excludes, and the Employee does not waive, release, or discharge: (A) the right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by or before, or provide information to any Government Agencies about workplace conditions or a possible violation of law, without the need to provide advance notice to the Employer; and (B) the right to seek or receive a monetary award from a government-administered whistleblower award program (including Section 21F of the Securities Exchange Act of 1934), except that Employee waives any right to monetary relief related to any administrative charge or complaint with the Equal Employment Opportunity Commission (EEOC) or any state or local fair employment practices agency. “Government Agencies” as used herein shall mean the Securities and Exchange Commission (SEC), the NLRB, the EEOC, the Occupational Safety and Health Administration (OSHA), or any other federal, state, or local governmental regulatory or law enforcement agency.

10.Employee’s Covenants.

a.Confidentiality. In connection with Employee’s employment with Employer, Employee had access to and became acquainted with propriety information, trade secrets, and confidential material and information (“Confidential Information”).  Such Confidential Information includes without limitation, information about Employer’s operations and processes, including sales information, customer identities, customer purchasing histories, prices and pricing strategies, suppliers, contractual terms, technical materials, claims adjudication processes and other processes, product designs, financial information including financial statements and projections, employee lists, personal employee information, computer systems, codes, and software and programs, maintained on a confidential basis. Employee recognizes, acknowledges and agrees that disclosure of such Confidential Information would cause irreparable harm to Employer and therefore Employee will not, directly or indirectly, disclose, in whole or in part, such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever nor shall Employee make use of, employ or furnish any such Confidential Information for Employee’s own purposes or benefit or a third party’s, provided, however, that such Confidential Information shall not include information which was then in the public domain (provided that Employee was not responsible, directly or indirectly, for such information entering the public domain without Employer’s consent). Employee agrees and acknowledges that this confidentiality provision is a material term of this Agreement and is subject to Section 10.d hereof.

b.Covenant Against Solicitation. For twelve (12) months after the Last Workday, Employee will not directly or indirectly, voluntarily or involuntarily, actively or silently, under contract or otherwise, whether or not for compensation, and whether as an employee, owner, independent contractor or otherwise, either in conjunction with others or on the Employee’s own account: (i) induce or attempt to induce any employee, which includes any leased employee, of Employer to quit employment with Employer; (ii) otherwise interfere with or disrupt Employer’s relationship with its employees; (iii) solicit, entice or hire away any employee of Employer; or (iv) hire or engage any employee of Employer. Anything to the contrary herein notwithstanding, any family member (spouse, child, child-in-law, grandchild, sibling) of Employee shall be excluded from the covenant outlined in this Section 10.b.

c.Non-Disparagement. Other than (i) as compelled by operation of law and/or (ii) testifying or making statements or disclosures to a court, government agency or arbitration panel, Employee agrees not to disparage Employer or its affiliates, subsidiaries, divisions, executive officers, directors, products and/or services. For purposes of this Section, “disparage” shall mean any derogatory, defamatory or negative statement, whether written (including through social media) or oral. Employee agrees and acknowledges that this non-disparagement provision is a material term of this Agreement and is subject to Section 10.d hereof. Nothing in this provision prevents Employee from truthfully rebutting disparagement lodged at Employee by the Company’s named executive officers.

Employer reciprocally agrees to instruct its named executive officers not to disparage Employee. Other than (i) as compelled by operation of law and/or (ii) testifying or making statements or disclosures to a court, government agency or arbitration panel, the Company’s named executive officers agree not to disparage Employee. Nothing in this provision prevents Employer from truthfully rebutting disparagement lodged at Employer or its named executive officers.

d.Protected Rights. Notwithstanding the foregoing or any other provision of this Agreement, Employee acknowledges that nothing in this Agreement or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC or any other Government Agency without disclosure to Employer. Employer may not retaliate against Employee for engaging in protected activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC. Nothing in this Agreement or otherwise requires Employee to disclose any communications Employee may have had or information Employee may have provided to the SEC or any other Government Agencies regarding possible legal violations.

11.Materiality of Provisions. Employee understands and agrees that any violation or breach of Section 7 and/or 10 of this Agreement will cause irreparable harm to Employer, and in the event of such violation or breach by Employee, Employer will suffer damages in an amount the Parties are currently unable to calculate without information upon which to base such calculation. Therefore, Employee agrees that in the event of a proven breach of this Agreement, Employer shall be entitled to, in addition to all other remedies available to it at law or in equity, an award of liquidated damages in an amount equal to Fifty Thousand Dollars and Zero Cents ($50,000.00) for each material breach (“Liquidated Damages”). The Parties acknowledge and agree that the Employee’s harm caused by a material breach would be impossible or very difficult to accurately estimate at the time of the breach and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from a material breach.

12.Return of Property and Expenses. All records or copies of Employer information, documents, or files will be immediately returned to Employer or authorized by Employer for deleted or destroyed, and Employee agrees not to retain any copies of same. Employee may, however, provide Employer with a list of documents that Employee desires to retain. Employer agrees to review this list to consider whether Employee may retain the listed documents, and Employer will not unreasonably withhold consent. In addition, all Employer property will be immediately returned to Employer, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, and any other Employer property in the Employee’s possession. Within one week of the Last Workday, Employee will also provide a list of all passwords and usernames used to access Employer-related accounts and data as well as ensure the prompt transition of such accounts and data to Employer. To the extent required, Employee shall cooperate with two-factor verification requirements and other security-related protocols, including but not limited to providing PIN numbers or access codes to Employer on a timely basis to ensure the transfer of such accounts and data to Employer.

13.No Representations. Except for representations made in this Agreement, it is understood and expressly agreed that the Parties rely solely on their own independent analysis of the facts and claims at issue and their judgment, belief, and knowledge of the nature, extent, and duration of injuries, expenses, damages and losses, if any, and that they have not been influenced in any way whatsoever in executing this Agreement by any representations made by the other or the other’s attorneys or representatives. The Parties expressly accept and assume the risks that their independent analysis of the facts and claims at issue and their own judgments, belief, and knowledge on which they rely in executing this Agreement shall be in all respects effective and not subject to termination or rescission by any such inaccuracy or difference.

14.Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

a.    Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

i. is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

ii. is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

b.     If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Employer's trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee:

i. files any document containing the trade secret under seal; and

ii. does not disclose the trade secret, except pursuant to court order.

15.Non-Admission. This Agreement will not in any way be construed as an admission by Employer of any wrongful or unlawful act or omission against Employee or any other person. Employer specifically disclaims any liability to, or wrongful or unlawful act or omission against, Employee or any other person.

16.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

17.Governing Law and Venue. This Agreement will, in all respects, be interpreted, enforced, and governed under the laws of the State of Nebraska. If either Employee or Employer determine that litigation is necessary, the Parties agree to bring any lawsuit in the District Court for Buffalo County, Nebraska, or if a jurisdictional basis exists, the United States District Court for the District of Nebraska. The language of all parts of this Agreement will, in all cases, be construed as a whole according to its fair meaning, and not strictly for or against either Employee or Employer.

18.Effect of Invalidity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, void, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions will not be affected thereby, and any said illegal, unenforceable, or invalid part, term, or provision will be deemed not to be a part of this Agreement.

19.Entire Agreement. Unless specifically provided herein, this Agreement sets forth the entire agreement between the signatory Parties and fully supersedes any and all prior agreements or understandings between these Parties pertaining to this subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters: (i) the Company’s 2025 Management Incentive Plan; (ii) the Buckle 401(k) Plan; (iii) the Company’s Deferred Compensation Plan Amended and Restated effective July 1, 2023; (iv) the Company’s Amended and Restated 2005 Restricted Stock Plan and related Award Agreements issued thereunder; and (v) the Company’s 2023 Employee Restricted Stock Plan and related Award Agreements issued thereunder.

20.Modification. No modification of this Agreement shall be binding on either of the Parties hereto unless it has been agreed to in a writing signed by both of them and identified as an amendment to this Agreement.

21.Further Assurances and Cooperation. At any time and from time to time before or after the execution of this Agreement, at either Party’s reasonable request and without further consideration, the other Party hereto shall execute and deliver such other instruments and documents, and take such other actions as may be reasonably required in order to more effectively carry out and implement the provisions and purposes of this Agreement.

22.Knowing and Voluntarily. Employee represents and certifies that Employee (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) understands that Employee has the right to consult with an attorney; (6) has determined that it is in Employee’s best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by Employer not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.

[Signature Page to Follow]

ACCEPTED AND AGREED:

DATE:	FEBRUARY 16, 2026	By:	/s/MICHELLE HOFFMAN
MICHELLE HOFFMAN

THE BUCKLE, INC.

DATE:	FEBRUARY 16, 2026	By:	/s/ BRADY M. FRITZ JENSCHKE
BRADY M. FRITZ JENSCHKE,
SENIOR VICE PRESIDENT, GENERAL COUNSEL & CORPORATE SECRETARY
OFFICER

EXHIBIT A

Employee understands, acknowledges and agrees that the benefits outlined below exceed what Employee is otherwise entitled to receive upon separation from employment, and that these benefits are in exchange for executing and not revoking this Agreement:

    1.     Separation Payment. In total, the gross sum of Two Hundred Forty-Seven Thousand Dollars and Zero Cents ($247,000.00), less all relevant taxes and other withholdings, including authorized deductions as directed, will be paid to Employee following the Effective Date of this Agreement. This amount will be paid in one lump sum within thirty (30) days following the Effective Date.

    2.     COBRA Medical (Health) Premiums. If Employee timely and properly elects COBRA continuation coverage under Employer’s health plan, Employee will be eligible to continue participation in the plan under COBRA by continuing to pay premiums at the contribution level in effect for former employees for the applicable COBRA continuation period. Employer will provide the gross sum of Twenty Thousand Dollars and Zero Cents ($20,000.00), minus all relevant taxes and other legally required withholdings, for twelve (12) months of COBRA premium payments paid as a lump sum within thirty (30) days of the Effective Date. At the end of this period, to the extent Employee remains eligible for COBRA coverage under the Company’s group medical and dental plans and the maximum COBRA continuation coverage period has not expired, the Employee is fully responsible to pay any and all premiums for COBRA coverage through the expiration or termination of the COBRA continuation coverage period.